EXHIBIT 23.11

To the Shareholder of FrontierVision
Holdings Capital Corporation:

We consent to the use of our report dated March 19, 1999, relating to the balance sheets of FrontierVision Holdings Capital Corporation as of December 31, 1998 and 1997, included herein and to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG LLP
KPMG LLP

Denver, Colorado
April 1, 1999